Exhibit 4.1

DESCRIPTION OF SHARES

The following summary of our Class A shares representing limited liability company interests (the “Class A shares”), Class B shares representing limited liability company interests (the “Class B shares” and, together with the Class A shares, “common shares”) and preferred shares does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) and our certificate of formation (the “Charter”), each of which are filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Operating Agreement and our Charter for additional information.

Class A shares

Voting Rights. Except as provided by applicable law or in our Operating Agreement, holders of Class A shares are entitled to one vote per share held of record on all matters to be voted upon by our shareholders generally. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our Operating Agreement that would alter or change the powers, preferences or special rights of the Class B shares so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the Class B shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class A shares do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of our Class A shares are entitled to ratably receive, in proportion to the Class A shares held by them, dividends (payable in cash, shares or otherwise) when and if declared by our board of directors, from time to time in its discretion, out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred shares. To the extent DBR Land Holdings LLC, our operating subsidiary (“OpCo”), makes distributions to us and the holders of units representing membership interests in OpCo (“OpCo Units”), including LandBridge Holdings LLC (“LandBridge Holdings”), we intend to pay dividends in respect of our Class A shares out of some or all of such dividends, if any, remaining after the payment of taxes and other expenses. However, because our board of directors may determine to pay or not pay dividends in respect of our Class A shares based on the factors described above, holders of our Class A shares may not necessarily receive dividends, even if OpCo makes such distributions to us.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A shares are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding preferred shares.

Other Matters. Class A shares have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no sinking fund provisions applicable to the Class A shares. All outstanding Class A shares are fully paid and non-assessable.

Class B shares

Generally. Holders of our Class B shares will have a number of votes in us equal to the aggregate number of Class B shares that they hold. Class B shares cannot be transferred except in connection with a permitted transfer of a corresponding number of OpCo Units and vice versa.

Voting Rights. Except as provided by applicable law or in our Operating Agreement, holders of our Class B shares are entitled to one vote per share held of record on all matters to be voted upon by our shareholders generally. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our Operating Agreement that would alter or change the powers, preferences or special rights of Class B shares so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class B shares do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of our Class B shares do not have any right to receive dividends, unless the dividend consists of our Class B shares or of rights, options, warrants or other securities convertible or exercisable into or redeemable for Class B shares paid proportionally with respect to each outstanding Class B share and dividends consisting of Class A shares or of rights, options, warrants or other securities convertible or exercisable into or redeemable or exchangeable for Class A shares on the same terms is simultaneously paid to the holders of Class A shares.

Liquidation Rights. Holders of our Class B shares do not have any right to receive any distribution upon our liquidation, dissolution or other winding up.

Other Matters. Class B shares have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class B shares. All currently outstanding Class B shares are fully paid and non-assessable.

Preferred Shares

Pursuant to our Operating Agreement, our board of directors by resolution may establish and issue from time to time one or more classes or series of preferred shares, with such number, powers, preferences, rights, qualifications, limitations, restrictions and designations, which may include distribution rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our board of directors without any further shareholder approval, subject to any limitations prescribed by law. The rights with respect to a series of preferred shares may be more favorable to the holder(s) thereof than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to such preferred shares. Except as provided by law or in a preferred share designation, the holders of preferred shares will not be entitled to vote at or receive notice of any meeting of shareholders. The effect of issuing preferred shares may include, among other things, one or more of the following:

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restricting any dividends in respect of our Class A shares;
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diluting the voting power of our common shares, including our Class A shares, or providing that holders of preferred shares have the right to vote on matters as a separate class;
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impairing the liquidation rights of our Class A shares; or
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delaying or preventing a change of control of us.

In addition, if we issue preferred shares, OpCo will concurrently issue to us an equal number of preferred units, corresponding to the preferred shares issued by us, and such preferred units will have substantially the same rights to distributions and other economic rights as those of our preferred shares.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as the registrar and transfer agent for the Class A shares.

Transfer of common shares

Upon the transfer of a common share in accordance with our Operating Agreement, the transferee of the common share shall be admitted as a member with respect to the class of common shares transferred when such transfer and admission are reflected in our books and records. Each transferee:

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automatically becomes bound by the terms and conditions of our Operating Agreement;
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represents that the transferee has the capacity, power and authority to enter into our Operating Agreement; and
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makes the consents, acknowledgements and waivers contained in our Operating Agreement.

We will cause any transfers to be recorded on our books and records from time to time (or shall cause the registrar and transfer agent to do so, as applicable).

Upon a shareholder’s election of a broker, dealer or other person to serve as nominee, agent or in some other representative capacity for such beneficial owner, we intend to treat such nominee holder as the absolute owner of the applicable common shares until we are notified of the revocation of such election. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder. Such treatment may limit the beneficial owner’s recourse against us with respect to matters taken by the nominee holder pursuant to such agreement. To the extent a shareholder nominates a broker, dealer or other person to act as nominee, agent or in some other representative capacity for such shareholder, such shareholder should coordinate with such representative to communicate its intention with respect to exercising its rights as a shareholder.

Common shares are securities and any transfers are subject to the laws governing the transfer of securities.

Until a common share has been transferred on our books, we and the transfer agent may treat the record holder of the common share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

Our Class A shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “LB.”

Forum Selection

Our Operating Agreement provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, in each case, subject to that court having personal jurisdiction over the indispensable parties named defendants therein) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

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any derivative action or proceeding brought on our behalf;

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any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees or agents to us or our shareholders;
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any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the Limited Liability Company Act of the State of Delaware or our Operating Agreement; or
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any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine.

Our Operating Agreement provides that, to the fullest extent permitted by applicable law, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (the “Securities Act”). This provision would not apply to claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Our Operating Agreement also provides that any person or entity purchasing or otherwise acquiring any interest in our shares will be deemed to have notice of, and to have consented to, these exclusive forum provisions. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our Operating Agreement inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our results of operations, cash flows and financial position.

Shareholder’s Agreement

In connection with the closing of our initial public offering of Class A shares (the “IPO”), we entered into the Shareholder’s Agreement with LandBridge Holdings. As discussed further below, the Shareholder’s Agreement provides certain rights to LandBridge Holdings.

Our Shareholder’s Agreement provides that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our common shares beneficially owned by each) so that no amendment is made to our Operating Agreement in effect as of the date of the Shareholder’s Agreement that would add restrictions to the transferability of our common shares by LandBridge Holdings that are beyond those provided for in our Operating Agreement, the Shareholder’s Agreement or applicable securities laws, unless such amendment is approved by LandBridge Holdings.

The Shareholder’s Agreement provides that, subject to compliance with applicable law and NYSE rules, for so long as LandBridge Holdings and certain affiliates beneficially own at least 40% of our outstanding common shares, LandBridge Holdings shall be entitled to designate a number of directors equal to a majority of the board of directors, plus one director; and for so long as LandBridge Holdings and such affiliates beneficially own at least 30%, 20% and 10% of our outstanding common shares, LandBridge Holdings shall be entitled to designate at least three directors, two directors and one director, respectively. So long as LandBridge Holdings is entitled to designate one or more nominees to the board and notifies the board of directors of its desire to remove, with or without cause, any director previously designated by it to the board, we are required to take all necessary action to cause such removal. Further, so long as LandBridge Holdings has the right to designate at least one director to our board of directors, it will also have the right to appoint a number of board observers, who will be entitled to attend all meetings of the board in a non-voting, observer capacity, equal to the number of directors LandBridge Holdings is entitled to appoint.

The Shareholder’s Agreement will terminate upon LandBridge Holdings and its affiliates party thereto ceasing to beneficially own at least 10% of our common shares.

Anti-Takeover Effects of Delaware Law and Our Operating Agreement

The following is a summary of certain provisions of our Operating Agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt via proxy contest or otherwise, or the removal of our incumbent officers and directors, that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the Class A shares. These provisions may also have the effect of preventing changes in our management. These provisions are designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and the promotion of shareholder interests.

Issuance of Additional Interests

Our Operating Agreement authorizes us to issue an unlimited number of additional limited liability company interests of any type without the approval of our shareholders, subject to the rules of the NYSE. Any issuance of additional Class A shares or other limited liability company interests would result in a corresponding decrease in the proportionate ownership interests in us represented by, and could adversely affect the cash distributions related to and market price of, Class A shares then outstanding. These additional limited liability company interests may be utilized for a variety of corporate purposes, including future offerings to repay debt obligations, raise additional capital and fund corporate acquisitions. The existence of authorized but unissued limited liability company interests could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute-Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our Operating Agreement does not elect to have Section 203 of the Delaware General Corporation Law (the “DGCL”), which restricts certain business combinations with interest shareholders in certain situations, apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the transaction is approved by the board of directors before the date the interested shareholder attained that status;

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upon consumption of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the time the transaction commenced; or
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on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding shares that is not owned by the interested shareholder.

For purposes of Section 203 of the DGCL, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting shares.

Other Provisions of Our Operating Agreement

Our Operating Agreement provides that our board of directors shall consist of not less than nine directors, as the board of directors may from time to time determine. We have a single class of directors, and directors are subject to re-election on an annual basis at each annual meeting of shareholders.

After the Trigger Event (as defined in our Operating Agreement), our board of directors will be divided into three classes that are as nearly equal in number as is reasonably possible and each director will be assigned to one of the three classes; provided that LandBridge Holdings shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. After the Trigger Event, at each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors following the Trigger Event. The classified board provision could increase the likelihood that incumbent directors will retain their positions after the Trigger Event. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be viewed by our shareholders to be in their best interest.

Our Operating Agreement does not provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining common shares will not be able to elect any directors. LandBridge Holdings’ initial beneficial ownership of greater than 50% of our common shares means LandBridge Holdings will be able to control matters requiring shareholder approval, which includes the election of directors.

In addition, our Operating Agreement provides that after the Trigger Event, the affirmative vote of the holders of not less than two-thirds in voting power of all then-outstanding common shares entitled to vote generally in the election of our board of directors, voting together as a single class, shall be required to remove any director from office, and such removal may only be for “cause” (prior to such time, a director or the entire board of directors may be removed, with or without cause, at any time, by the affirmative vote of the holders of a majority of the total combined voting power of all of our outstanding common shares then entitled to vote at an election of directors).

After the Trigger Event, all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred shares, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by shareholders holding a majority of the then-outstanding common shares entitled to vote generally in the election of directors voting together as a single class).

Pursuant to our Operating Agreement, preferred shares may be issued from time to time, and the board of directors is authorized to determine and alter all designations, preferences, rights, powers and duties thereof without limitation.

Consent Rights

Pursuant to our Operating Agreement, for so long as LandBridge Holdings and certain affiliates beneficially own at least 40% of our outstanding common shares, we have agreed not to take, and will take all necessary action to cause our subsidiaries not to take, the following direct or indirect actions (or enter into an agreement to take such actions) without the prior consent of LandBridge Holdings:

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increasing or decreasing the size of our board of directors, committees of our board of directors or boards and committees of our subsidiaries;

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terminating our chief executive officer or removing the Chairman of our board of directors and/or hiring or appointing either of their successors;
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agreeing to or entering into any transaction that would result in a change of control of the Company or enter into definitive agreements with respect to a change of control transaction;
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incurring debt for borrowed money (or liens securing such debt) in an amount that would result in outstanding debt that exceeds our Adjusted EBITDA for the four quarter period immediately prior to the proposed date of the incurrence of such debt by 4.00 to 1.00;
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authorizing, creating (by way of reclassification, merger, consolidation or otherwise) or issuing any equity securities of any kind (other than pursuant to any equity compensation plan approved by our board of directors or a committee of our board of directors or intra-company issuances among the Company and our subsidiaries);
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making any voluntary election to liquidate or dissolve or commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing or any determination not to oppose such an action or proceeding commenced by a third party;
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selling, transferring or disposing of assets outside the ordinary course of business in a transaction or series of transactions with a fair market value in excess of 2% of our Consolidated Net Tangible Assets (as defined in the Operating Agreement) determined as of the end of the most recently completed fiscal quarter or year, as applicable, immediately, prior to the proposed date of the consummation of such transaction or such series of transactions; and
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any amendment, modification or waiver of the consent rights described in the clauses above.

Ability of Our Shareholders to Act

Prior to the Trigger Event, special shareholder meetings may be called at the request of our shareholders holding a majority of the then-outstanding common shares entitled to vote generally in the election of directors voting together as a single class. After the Trigger Event, our Operating Agreement will not permit our shareholders to call special shareholders meetings. Special meetings of shareholders may also be called by a majority of the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers include the authority to call such meetings. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Our Operating Agreement establishes advance notice procedures with respect to shareholder proposals and nominations of persons for election to our board of directors, other than nominations made by or at the direction of our board of directors or any committee thereof. In addition to any other applicable requirements, our Operating Agreement provides that for business to be properly brought before an annual meeting by a shareholder, including proposals to nominate candidates for election as directors at a meeting of shareholders, such shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed to and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the date on which we first made publicly available (whether by mailing, by filing with the SEC or by posting on an internet website) our proxy materials for the immediately preceding annual meeting of shareholders; provided, however, that in the event that no annual meeting of shareholders was held in the previous year, or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was made and (ii) in the case of a special meeting, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public disclosure of the date of the special meeting was made. Pursuant to our Operating Agreement, any shareholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of Rule 14a-19 of the Exchange Act at the time such shareholder complies with the earlier deadlines in the advance notice provisions of the Operating Agreement. For any nominations or any other business to be properly brought before an annual or special meeting by LandBridge Holdings or any other person that becomes party to, or bound by the provisions of, the Shareholder’s Agreement, such person must submit notice thereof not later than the later of the close of business on the 30th day prior to the date the we first file our preliminary or definitive proxy statement related to such meeting pursuant to the Exchange Act or the tenth day following the day on which public announcement is first made of the date of the special meeting, and we and such person shall cooperate reasonably and in good faith with respect to the inclusion of such matters to be considered at such meeting.

Duties of Officers and Directors

Our Operating Agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our Operating Agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the DGCL, except as expressly modified by the terms of the Operating Agreement. Finally, our Operating Agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively, except as expressly modified by the terms of the Operating Agreement.

There are certain provisions in our Operating Agreement that modify duties and obligations owed by our directors and officers from those required under the DGCL and provide for exculpation and indemnification of our officers and directors that differ from the DGCL. First, our Operating Agreement provides that to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. In contrast, under the DGCL, a director or officer would be liable to us for (i) breach of the duty of loyalty to us or our shareholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividends, or (iv) a transaction from which the director derived an improper personal benefit.

Second, our Operating Agreement provides that we must indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. In contrast, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in a criminal action, if the officer or director had no reasonable cause to believe his or her conduct was unlawful.

Third, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of our directors, officers, equity owners or their respective affiliates, including LandBridge Holdings, Five Point and WaterBridge, on the one hand, and us, any of our subsidiaries or any of our public shareholders, on the other hand, a resolution or course of action by our board of directors shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the board to us or our shareholders, if such resolution or course of action is (i) approved by a conflicts committee or other committee of our board of directors, as applicable, which is composed entirely of independent directors, (ii) approved by shareholders holding a majority of our common shares that are disinterested parties, (iii) determined by our board of directors to be on terms that, when taken together in their entirety, are no less favorable than those generally provided to or available from unrelated third parties or (iv) determined by our board of directors to be fair and reasonable to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us). In contrast, under the DGCL, a corporation is not permitted to automatically exempt board members from claims of breach of fiduciary duty under such circumstances.

Fourth, our Operating Agreement provides that, in our capacity as the managing member of OpCo, our board of directors may approve amendments to the Amended and Restated Limited Liability Company Agreement of OpCo, as amended, relating to the mechanics of a redemption of OpCo Units (together with the cancellation of a corresponding number of Class B shares) for Class A shares without any duty to us.

In addition, our Operating Agreement provides that all conflicts of interest described in the prospectus relating to our IPO have been deemed to have been specifically approved by all of our shareholders.

Election of Members of Our Board of Directors

Prior to the Trigger Event and beginning with our first annual meeting of shareholders following the IPO, members of our board of directors will be elected by the holders of a majority of our issued and outstanding voting common shares entitled to vote generally thereon voting together as a single class. Our board of directors currently consists of 10 directors, serving as a single class and subject to re-election on an annual basis at each annual meeting of shareholders. After the Trigger Event, our board will be divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, with the terms staggered so that the term of only one class of directors expires at each annual meeting; provided that LandBridge Holdings shall have the right to designate the initial class assigned to each director immediately following the occurrence of the Trigger Event. The initial terms of the Class I, Class II and Class III directors will expire at the first, second and third, respectively, annual meeting following the Trigger Event. After the Trigger Event, any vacancy on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum, subject to the rights of holders of a series of our preferred shares, if applicable.

Removal of Members of Our Board of Directors

Prior to the Trigger Event, a director or the entire board of directors may be removed, with or without cause, at any time, by holders of a majority of the total combined voting power of all of our outstanding common shares then entitled to vote at an election of directors. After the Trigger Event, the affirmative vote of the holders of not less than two-thirds in voting power of all our then-outstanding common shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any or all of the directors from office, and such removal may only be for “cause.” After the Trigger Event, any vacancy in the board of directors caused by any such removal may only be filled by the affirmative vote of a majority of directors then in office. Prior to the Trigger Event, vacancies may also be filled by shareholders holding a majority of our then-outstanding common shares entitled to vote generally in the election of directors voting together as a single class.

Limitations on Liability and Indemnification of Directors and Officers

Our Operating Agreement provides that to the fullest extent permitted by applicable law, our directors or officers will not be liable to us. Our Operating Agreement also provides that we must indemnify our directors and officers for acts and omissions to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities.

We are party to separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against liabilities that may arise by reason of such director’s or executive officer’s service to us. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee, subject to certain exceptions. We intend to enter into indemnification agreements with our future directors.

We believe that these indemnification provisions, agreements and insurance are useful to attract and retain qualified directors and officers.

Corporate Opportunity

Under our Operating Agreement, to the extent permitted by law:

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each Unrestricted Party (as defined in our Operating Agreement) has the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;
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if any Unrestricted Party acquires knowledge of a potential business opportunity, transaction or other matter, they have no duty to offer or communicate such corporate opportunity to us, our shareholders or our affiliates;
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we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and
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in the event that any of our directors and officers who is also a director, officer or employee of LandBridge Holdings or any its affiliates, including Five Point and WaterBridge, acquire knowledge of such a corporate opportunity or is offered such a corporate opportunity, provided that this knowledge was not acquired using confidential information and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if LandBridge Holdings or any its affiliates, including Five Point and WaterBridge, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

Our Operating Agreement further provides that, at any time LandBridge Holdings beneficially owns less than 40% of our common shares, any amendment to or adoption of any provision inconsistent with our Operating Agreement’s provisions governing the renouncement of business opportunities must be approved by the affirmative vote of the holders of at least two-thirds of our then-outstanding common shares.